UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2012

RADIOSHACK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5571	75-1047710
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 RadioShack Circle, Mail Stop CF3-203, Fort Worth, Texas		76102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (817) 415-3011

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5—Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 26, 2012, the Board of Directors (the “Board”) of RadioShack Corporation (the “Company”) approved that during the period of time that Mr. Dorvin Lively is performing duties for the Company as Chief Financial Officer and Acting Chief Executive Officer, Mr. Lively’s annual base pay is increased from its current amount of $625,000 to $750,000.

The Board also approved the following:

(a). If Mr. Lively is employed by the Company on October 1, 2013, Mr. Lively will be entitled to receive a one-time cash retention bonus of $750,000, subject to any required withholding taxes. Such payment will be made on or before October 31, 2013. In addition, the Company will grant Mr. Lively $750,000 in value of restricted shares (the “Equity Retention Bonus”). One-third of the Equity Retention Bonus will vest on each of October 1, 2013, October 1, 2014 and October 1, 2015, subject to Mr. Lively being employed by the Company on each such vesting date.

(b). If Mr. Lively is terminated without cause prior to October 1, 2013, Mr. Lively will be entitled to the following: (x) a one-time cash payment equal to $750,000, subject to any required withholding taxes, to be paid within 30 days of the date of such termination; and (y) the vesting of any of the Equity Retention Bonus not vested at the time of such termination. For purposes of the foregoing, “cause” is defined as set forth in the Company’s Officers’ Severance Program.

Except for the change in Mr. Lively’s base pay as set forth above, the foregoing is in addition to and is not intended to alter any compensation arrangements between the Company and Mr. Lively existing as of October 1, 2012.

The Management Development and Compensation Committee of the Board also changed the base salaries of Ms. Sharon Stufflebeme, Senior Vice President – Chief Information Officer, and Mr. Gene Dinkens, Senior Vice President – Store Operations, to $425,000 and Mr. Telvin Jeffries, Executive Vice President – Chief Human Resources Officer and General Manager of Retail Services, to $500,000, effective September 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RadioShack Corporation
(Registrant)

Date: October 5, 2012	/s/ Dorvin D. Lively
Dorvin D. Lively
Executive Vice President – Acting Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer (Principal Financial Officer)